Exhibit (A)(2)

SCHEDULE A

(to the Trust Instrument dated October 1, 1997)

SERIES OF THE TRUST

(As amended December 18, 2006)

Marsico Focus Fund

Marsico Growth Fund

Marsico 21st Century Fund

Marsico International Opportunities Fund

Marsico Flexible Capital Fund